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                            May 19, 2020

       Jeffrey T. Klenda
       President and Chief Executive Officer
       Ur-Energy Inc.
       10758 West Centennial Road, Suite 200
       Littleton, CO 80127

                                                        Re: Ur-Energy Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed May 15, 2020
                                                            File No. 333-238324

       Dear Mr. Klenda:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Karina
Dorin, Staff Attorney, at (202) 551-3763 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Brian Boonstra